Exhibit 99.1

Cognex Reports Record Revenue and Net Income for 2013

NATICK, Mass.--(BUSINESS WIRE)--February 13, 2014--Cognex Corporation (NASDAQ: CGNX) today announced that the company set new annual records for revenue and net income in 2013. Selected financial data for the quarter and year ended December 31, 2013 is compared to the third quarter of 2013, the fourth quarter of 2012 and the year ended December 31, 2012 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

			Net Income per
	Revenue	Net Income	Diluted Share*
Quarterly Comparisons
Current quarter: Q4-13	$95,696,000	$20,443,000	$0.23
Prior year’s quarter: Q4-12	$82,168,000	$16,244,000	$0.19
Change from Q4-12 to Q4-13	16%	26%	23%
Prior quarter: Q3-13	$90,788,000	$20,727,000	$0.23
Change from Q3-13 to Q4-13	5%	(1%)	0%
Year-to-Date Comparisons
Year ended December 31, 2013	$353,886,000	$73,573,000	$0.83
Year ended December 31, 2012	$324,279,000	$68,098,000	$0.78
Change from 2012 to 2013	9%	8%	6%

*Adjusted for the two-for-one stock split effective September 16, 2013.

“Cognex reported outstanding financial results for 2013 tonight, setting new annual records for revenue, net income and earnings per share,” said Dr. Robert J. Shillman, Chairman of Cognex.

“We are pleased with our strong execution in 2013,” said Robert J. Willett, Chief Executive Officer of Cognex. “Our product development and sales initiatives drove higher revenue from the factory automation market, where we set a new record for annual revenue. Our efforts really began to deliver in the second half of the year, when factory automation revenue growth was in excess of our 20% long-term target, and we reported higher operating margins than in the first half.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2013

  Revenue was a record $95.7 million in Q4 2013, an increase of 16% from Q4 2012 and 5% from Q3 2013. Growth came from the factory automation market, where revenue increased 28% year-on-year and 11% sequentially to set a new quarterly record of $80 million. The increase in factory automation revenue came from a variety of industries.
  Gross margin was 77% for Q4 2013 as compared to 75% in Q4 2012 and 76% in Q3 2013 due to a higher percentage of revenue coming from modular vision systems, which have higher product margins than surface inspection systems.
  Research, Development & Engineering (RD&E) spending increased 17% from Q4 2012 and 4% from Q3 2013. The increase year-on-year and sequentially was due to the company’s investment in new product development. Also contributing to the sequential increase was a lower level of employee vacation taken than in Q3.
  Selling, General & Administrative (SG&A) spending increased 18% from Q4 2012 and 6% from Q3 2013. The increase year-on-year was due to Cognex’s sales force expansion, higher commissions related to the revenue increase, and higher employee-related costs. The increase on a sequential basis was also due to higher commissions, the timing of marketing initiatives and the impact of foreign exchange rates on the company’s international operations.
  The tax rate was 18% in Q4 2013 compared to 24% in Q4 2012 and 13% in Q3 2013. Excluding tax adjustments, the tax rate for these periods was 19%, 21% and 19%, respectively (tax adjustments are summarized in Exhibit 2). The tax rate, excluding tax adjustments, decreased year-on-year due to a higher percentage of income being earned in lower-tax jurisdictions.

Balance Sheet Highlights – December 31, 2013

  Cognex’s financial position as of December 31, 2013, was very strong, with no debt and $455,000,000 in cash and investments. In 2013, Cognex spent approximately $48,000,000 to repurchase 1,719,000 shares of its common stock on the open market at an average split-adjusted price of $27.87 per share. The repurchase of these shares offset the potential dilution from 2013 employee stock options awards, which the company believes are instrumental to its ability to recruit, retain and motivate the highest caliber employees. The company intends to continue to repurchase shares of its common stock in 2014, subject to market conditions and other relevant factors.

Financial Outlook

  Cognex expects revenue for Q1 2014 to be between $88 million and $91 million. This is a decrease of 5% to 8% from Q4 2013 due to the typical decline in factory automation revenue that Cognex experiences from Q4 to Q1.
  Gross margin is expected to continue in the mid-70% range.
  Operating expenses are expected to be relatively flat on a sequential basis.
  The effective tax rate is expected to be 19%.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations from non-GAAP revenue (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Sunday, February 16, 2014. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1631607.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 975,000 vision-based products, representing over $3.5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, research and development and sales activities, stock repurchases, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive or consumer electronics industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012

Revenue	$95,696	$90,788	$82,168	$353,886	$324,279

Cost of revenue (1)	22,159	21,348	20,382	84,080	79,495

Gross margin	73,537	69,440	61,786	269,806	244,784
Percentage of revenue	77%	76%	75%	76%	75%

Research, development, and engineering expenses (1)	12,695	12,184	10,886	48,087	41,549
Percentage of revenue	13%	13%	13%	14%	13%

Selling, general, and administrative expenses (1)	36,007	33,877	30,387	135,351	119,828
Percentage of revenue	38%	37%	37%	38%	37%

Operating income	24,835	23,379	20,513	86,368	83,407
Percentage of revenue	26%	26%	25%	24%	26%

Foreign currency gain (loss)	(343)	(442)	197	(646)	(880)

Investment and other income	367	771	734	2,164	4,103

Income before income tax expense	24,859	23,708	21,444	87,886	86,630

Income tax expense	4,416	2,981	5,200	14,313	18,532

Net income	$20,443	$20,727	$16,244	$73,573	$68,098
Percentage of revenue	21%	23%	20%	21%	21%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.23	$0.24	$0.19	$0.85	$0.79
Diluted	$0.23	$0.23	$0.19	$0.83	$0.78

Weighted-average common and common-equivalent shares outstanding (2):
Basic	87,096	87,339	85,996	86,946	85,666
Diluted	89,265	89,359	87,458	88,901	87,280

Cash dividends per common share (2)	$-	$-	$0.61	$-	$0.77

Cash and investments per common share (2)	$5.24	$5.08	$4.51	$5.24	$4.51

Book value per common share (2)	$7.42	$7.31	$6.65	$7.42	$6.65

(1) Amounts include stock option expense, as follows:
Cost of revenue	$217	$193	$134	$924	$742
Research, development, and engineering	576	546	414	2,585	2,149
Selling, general, and administrative	1,528	1,481	1,177	7,111	5,629
Total stock option expense	$2,321	$2,220	$1,725	$10,620	$8,520

(2) Prior period share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
Adjustment for stock option expense

Operating income (GAAP)	$24,835	$23,379	$20,513	$86,368	$83,407
Stock option expense	2,321	2,220	1,725	10,620	8,520
Operating income (Non-GAAP)	$27,156	$25,599	$22,238	$96,988	$91,927
Percentage of revenue (Non-GAAP)	28%	28%	27%	27%	28%

Net income (GAAP)	$20,443	$20,727	$16,244	$73,573	$68,098
Stock option expense	2,321	2,220	1,725	10,620	8,520
Tax effect on stock options	(756)	(721)	(560)	(3,482)	(2,772)
Net income (Non-GAAP)	$22,008	$22,226	$17,409	$80,711	$73,846
Percentage of revenue (Non-GAAP)	23%	24%	21%	23%	23%

Net income per diluted share (GAAP) (1)	$0.23	$0.23	$0.19	$0.83	$0.78
Stock option expense per diluted share	0.03	0.03	0.01	0.12	0.10
Tax effect on stock options	(0.01)	(0.01)	-	(0.05)	(0.03)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.25	$0.25	$0.20	$0.90	$0.85

(1) Prior period per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$24,859	$23,708	$21,444	$87,886	$86,630

Income tax expense (GAAP)	$4,416	$2,981	$5,200	$14,313	$18,532
Effective tax rate (GAAP)	18%	13%	24%	16%	21%

Tax adjustments:
True up of annual tax rate	(307)	-	595	-	-
Discrete tax events	-	(1,523)	101	(2,078)	(256)
	(307)	(1,523)	696	(2,078)	(256)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,723	$4,504	$4,504	$16,391	$18,788
Effective tax rate (Non-GAAP)	19%	19%	21%	19%	21%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2013	2012

Assets

Cash and investments	$455,121	$388,520

Accounts receivable	53,015	42,387

Inventories	25,694	26,182

Property, plant, and equipment	37,136	34,820

Goodwill and intangible assets	96,412	96,459

Other assets	42,321	39,237

Total assets	$709,699	$627,605

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$43,818	$36,405

Income taxes	6,028	6,225

Deferred revenue and customer deposits	15,941	12,690

Shareholders' equity	643,912	572,285

Total liabilities and shareholders' equity	$709,699	$627,605

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012

Revenue	$95,696	$90,788	$82,168	$353,886	$324,279

Revenue by division:
Modular Vision Systems Division	89%	86%	82%	87%	84%
Surface Inspection Systems Division	11%	14%	18%	13%	16%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	42%	37%	38%	37%	36%
Europe	32%	31%	32%	31%	31%
Asia	17%	22%	18%	21%	20%
Japan	9%	10%	12%	11%	13%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	84%	80%	76%	80%	75%
Web and surface inspection	11%	14%	18%	13%	16%
Semiconductor and electronics capital equipment	5%	6%	6%	7%	9%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com